Exhibit 99.1

RESMED INC. ANNOUNCES AMENDMENT TO EX-DIVIDEND DATE

SYDNEY, April 24, 2014 – ResMed Inc. (NYSE: RMD and ASX: RMD) announced today that the ex-dividend date for holders of Chess Depositary Instruments trading on the Australian Securities Exchange will be May 16, 2014. This amends the ex-dividend date that was included in our announcement made earlier today of May 14, 2014.

Accordingly, the quarterly dividend of $0.25 per share will have a record date of May 20, 2014, and be payable on June 17, 2014. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be May 16, 2014 for both CDI holders and for common stock holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from May 14, 2014 through May 20, 2014, inclusive.

About ResMed

ResMed changes lives by developing, manufacturing and distributing medical equipment for treating, diagnosing, and managing sleep-disordered breathing, COPD, and other chronic diseases. We develop innovative products and solutions to improve the health and quality of life of those who suffer from these conditions, and we work to raise awareness of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

For Investors: Further information can be obtained by contacting David Pendarvis at ResMed Inc., San Diego, at (858) 836-5000; Brett Sandercock at ResMed Limited, Sydney, at (+612) 8884-2090; or by visiting the company’s multilingual website at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements — including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products — are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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